EXHIBIT 99.1

Contact:	Jacqueline Peterson 702 494 4829 japeterson@harrahs.com

Harrah’s Entertainment Enters into Agreement to Acquire Thistledowns

LAS VEGAS – May 27, 2010 –Gary Loveman, chairman, CEO and president of Harrah’s Entertainment issued the following statement today regarding the Thistledowns Race Track:

“I’m pleased to announce that Harrah’s Entertainment has entered into an agreement to acquire Thistledowns Race Track. We have thousands of loyal customers who live in Ohio, and we’re glad we will have the opportunity to bring our unique entertainment options closer to them and to others in the area. Our decision to acquire Thistledown is yet another step demonstrating our optimism in the company’s future.”

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the World Series of Poker® and a majority interest in the London Clubs International family of casinos. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Harrah’s is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.harrahs.com.

Confidential & Proprierty Not for Distribution	1